UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

TITAN COMPUTER SERVICES, INC.
 (Exact name of registrant as specified in its charter)

New York	000-55639	13-3778988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

92 Southgate Drive, Spring Valley, NY 10977	10977
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 390-8311

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2016, Steven Edelman resigned as a director of Titan Computer Services, Inc. (the “Company"). We are providing Mr. Edelman with a copy of this Current Report concurrent with this filing.  Should any subsequent communications with him regarding his decision to resign reveal any disagreement between him, on one hand, and the Company, on the other hand, the Company’s board of directors or any executive officer of the Company regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

Effective as of February 10, 2017, Esther S. Modell, age 36, was appointed a director of the Company. Ms. Modell has been a pension plan consultant for the last five years. Ms. Modell has not been affiliated with any company that has filed for bankruptcy within the last five years. She does not have any familial relationships with any other directors or executive officers of the Company. There were no transactions since January 1, 2015, or any proposed transactions, to which the Company was or is to be a party, in which Ms. Modell had or is to have a direct or indirect material interest.

There is currently no arrangement or agreement regarding the compensation of Ms. Modell.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
Exhibit No.	Description
Exhibit 17.1	Resignation Letter, dated December 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 23, 2017

TITAN COMPUTER SERVICES, INC.

By: /s/ Leonard Rosenfield Name: Leonard Rosenfield Title: President